Exhibit 99.1

FOR IMMEDIATE RELEASE

CASCADE CORPORATION ANNOUNCES PURCHASE OF PSM

Cascade Corporation (NYSE: CAE) announced today that it has acquired PSM Corporation, a manufacturer of construction attachments based in Woodinville, Washington.  Terms of the transaction were not disclosed.

PSM specializes in designing, manufacturing and marketing attachments and tools used on medium and heavy duty construction vehicles used in the infrastructure, demolition, recycling, forestry, utility and general construction markets.  PSM currently employs about 120 people.  PSM products are sold through construction dealers and major equipment manufacturers throughout the Western United States.  Cascade is the world’s largest manufacturer of materials handling attachments and tools for lift trucks with sales of approximately $450 million and facilities in North America, Europe and Asia.

Robert C. Warren, President and Chief Executive Officer of Cascade, commented: “We view the construction attachment market as a natural extension of our present product line.  We have been planning our expansion into this market for some time and we believe PSM will provide an excellent platform for our entry.  PSM serves the market segment we have targeted and its business is built  on high quality products and excellent customer service.  These are the same competitive factors that are the foundation of Cascade’s global business and its success.”

Warren added:  “Combining Cascade’s and PSM’s knowledge and resources will allow us to better serve existing PSM customers, significantly expand our geographic scope in The Americas, and to begin producing construction attachments and tools in China for the Chinese domestic markets.”

Andy Anderson, Cascade’s Chief Financial Officer noted: “While PSM’s operating results will be included in our North American operating segment, and as such, not reported separately, we expect the acquisition to add between $20 and $30 million in revenue next year.”  Anderson further noted:  “The purchase price was approximately $40 million before working capital adjustments.  We anticipate a moderate increase in capital expenditures next year as we begin our expansion activities in both North American and China.”

This press release contains forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that a number of factors could cause our actual results to differ materially from any results indicated in this release or in any other forward-looking statements made by us, or on our behalf. These include among others factors related to general economic conditions, interest rates, demand for materials handling products, performance of our manufacturing facilities and the cyclical nature of the materials handling industry. Further, historical information should not be considered an indicator of future performance. Additional considerations and important risk factors are described in our reports on Form 10-K and 10-Q and other filings with the Securities and Exchange Commission.

About Cascade Corporation:

Cascade Corporation, headquartered in Fairview, Oregon, is a leading international manufacturer of materials handling products used primarily on lift trucks. Additional information on Cascade is available on its website, www.cascorp.com.

Contact
Richard S. “Andy” Anderson
Senior Vice President and Chief Financial Officer
Cascade Corporation
Phone (503) 669-6300